Exhibit 99.1

NEWS

From Beacon Roofing Supply, Inc., Peabody, Mass.	For Use Upon Receipt

Beacon Roofing Supply Completes North Coast Acquisition

PEABODY, Mass., April 2, 2007 (BUSINESS WIRE) – Beacon Roofing Supply, Inc. (Nasdaq: BECN) (“Beacon”) announced today that it has completed its previously announced acquisition of North Coast Commercial Roofing Systems, Inc. and certain of its subsidiaries and affiliates (together “North Coast”), a Twinsburg, Ohio-based distributor of commercial roofing systems and related accessories, with 16 locations in eight U.S. states. North Coast has branches in Ohio, Illinois, Indiana, Kentucky, Michigan, New York, Pennsylvania and West Virginia.

The purchase price paid was approximately $110.5 million in cash, after adjustments for North Coast’s cash and other working capital. North Coast generated net sales of approximately $253 million for its latest completed fiscal year ended March 31, 2006. For more information on North Coast, you may visit: http://www.nccrs.com. For more information on Beacon, you may visit http://www.beaconroofingsupply.com.

Robert Buck, Chairman, President & CEO of Beacon, stated, “We are pleased to announce the completion of the North Coast acquisition and we look forward to an efficient integration, especially considering North Coast utilizes the same enterprise resource planning system as Beacon. As we have come to know them more over these past few months, we are even more convinced that North Coast shares Beacon’s core values. The combining of our talented employees provides additional opportunities for both Beacon and North Coast and is another significant step in our nationwide expansion.”

About Beacon Roofing Supply Inc.:

Beacon Roofing Supply, Inc. is a leading distributor of roofing materials and complementary building products, now operating 174 branches in 34 states and in Eastern Canada.

For more information: David Grace, CFO 978-535-7668 x14